Exhibit (a)(1)

RADVISION LTD.

OFFER TO EXCHANGE OUTSTANDING SHARE OPTIONS

YOUR RIGHT TO ELECT TO EXCHANGE YOUR OPTIONS AND YOUR RIGHT
TO WITHDRAW SUCH ELECTION EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME,
ON DECEMBER 24, 2008, UNLESS EXTENDED.

We are offering the full-time and part-time employees of RADVISION and its subsidiaries, other than our directors, chief executive officer, chief financial officer, president and senior officers who report to the chief executive officer, the opportunity to exchange certain of their outstanding share options for new options on the terms described herein. Only those outstanding share options with exercise prices of $7.50 or more per share will be eligible for exchange, referred to below as eligible options. The exercise price of the new options will be equal to the higher of $7.50 per share and the per share closing price of our ordinary shares on the NASDAQ Global Market on the date the new options are granted. A new option grant made pursuant to this exchange offer will be exercisable for the same number of ordinary shares as the eligible options surrendered, subject to a new vesting schedule. If you wish to exchange options, you must surrender for exchange all of your eligible options and each such option must be surrendered in full.

We expect the grant date of the new options to be December 24, 2008. You will receive a grant of new options only if you are still employed by us on both the date this offer expires and the date on which the new options are granted.

We are making this offer upon the terms and subject to the conditions described in the enclosed materials. This offer is not conditioned upon a minimum number of options being surrendered for exchange.

See “Risks Related to this Exchange Offer” for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

To elect to exchange your eligible options pursuant to this offer, you must, in accordance with the terms of the accompanying election form, properly complete and deliver the election form to Dana Maor by fax at +972-3-7679599, by email at repricing@radvision.com or by hand delivery. We must receive your properly completed election form before 5:00 p.m., Eastern Daylight Time, on December 24, 2008. Although we reserve the right to extend this offer at our sole discretion, we currently have no intention of doing so.

Subject to our rights to extend, terminate and amend this offer, we will accept promptly after the expiration of this offer all properly surrendered options that are not validly withdrawn and we will give notice of our acceptance on the date this offer expires. Upon our acceptance of the options you surrender for exchange, the surrendered options will be canceled and you will no longer have any right to purchase our ordinary shares under those options.

We have not authorized any person to make any recommendation on our behalf as to whether you should surrender or not surrender your outstanding share options for exchange through this offer. You should rely only on the information in these materials or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in these materials. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

The date of this offer to exchange is November 25, 2008.

Summary Term Sheet

The following are answers to some of the questions that you may have about our offer. We urge you to read all of these materials carefully because the information in this summary is not complete. We have included references to the relevant sections following this summary where you can find a more complete description of the topics in this summary.

Q.1.	What options are covered by this offer?

We are offering you the opportunity to exchange all your outstanding share options having an exercise price of $7.50 or more per share granted under our Year 2000 Employee Stock Option Plan, or the 2000 Plan. (See Section 1)

Q.2.	Why are we making this offer?

Many of our employees’ outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current market price of our ordinary shares. We are making this offer in order to provide these option holders with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees with those of our shareholders in maximizing shareholder value. (See Section 2)

Q.3.	Are there conditions to this offer?

This offer is subject to a number of conditions with regard to events that could occur before the expiration of the offer. These events include a change in accounting principles, a lawsuit challenging the offer, a third-party tender offer for our ordinary shares and an acquisition proposal for RADVISION. These and various other conditions are more fully described in Section 6. If we terminate this offer prior to accepting and canceling your surrendered options, your options will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule. This offer is not conditioned upon any minimum threshold number of options being surrendered for exchange by eligible option holders.

Q.4.	What if I am not an employee of RADVISION on the date the offer expires and the new options are granted?

You will only receive a grant of new options in this offer if you are an employee of RADVISION on the date this offer expires, which is the date that we will grant the new options. If, for any reason, you are not an employee of RADVISION on the date this offer expires, then you will not receive any new options nor will you receive any other consideration in exchange for your surrendered options. This means that if you die, become disabled, terminate your employment with or without a good reason, or we terminate your employment with or without cause, after you surrender options and before the date that we grant the new options, then you will not receive anything for the options that you surrendered and we canceled. Participation in the offer does not confer upon you the right to remain in the employment or other service of RADVISION. (See Section 5)

Q.5.	How many new options will I receive in exchange for the options I surrender for exchange?

For every one ordinary share for which your surrendered option is exercisable, you will receive an option to purchase one ordinary share. (See Section 1)

Q.6.	When will I receive my new options?

We expect to grant the new options on December 24, 2008, the date that this offer expires. We will cancel the options accepted for exchange after the close of business on the date this offer expires. If the expiration date of the offer is extended, the cancellation date and new option grant date wil be similarly extended. As promptly as practicable after the grant date, we will send you an option agreement. As discussed above, you must be employed by us on the new grant date in order to receive the new options. (See Section 5)

Q.7.	What will the exercise price of the new options be?

The new options will have an exercise price equal to the higher of $7.50 per share and the per share closing price of our ordinary shares on the NASDAQ Global Market on the date the new options are granted. We recommend that you obtain current market quotations for our ordinary shares before deciding whether to exchange your options. (See Section 8)

Q.8.	When will the new options vest?

The new options will vest in four equal installments, each representing 25% of the new options, provided that you are employed on the date of vesting, as follows:

—	For options granted during 2003 and 2004: 25% of the new options will vest and become exercisable on each of the four annual anniversaries following the new option grant date.

—	For options granted during 2005: 25% of the new options will vest and become exercisable one year and three months after the new option grant date, and the remaining new options will vest and become exercisable in three equal installments of 25% each on each of the three annual anniversaries of the first vesting date.

—	For options granted during 2006: 25% of the new options will vest and become exercisable one year and six months after the new option grant date, and the remaining new options will vest and become exercisable in three equal installments of 25% each on each of the three annual anniversaries of the first vesting date.

—	For options granted during 2007: 25% of the new options will vest and become exercisable one year and nine months after the new option grant date, and the remaining new options will vest and become exercisable in three equal installments of 25% each on each of the three annual anniversaries of the first vesting date.

However, to the extent that the new options are not fully vested and exercisable on the date that is 60 calendar days prior to the date they expire, the new options will immediately vest and become fully exercisable, provided that you are employed on such date.

Q.9.	Will I have to wait longer to purchase ordinary shares under my new options than I would under the options I surrender?

Yes. If you surrender options that are fully or partially vested, you could have exercised the vested portion at any time in accordance with their terms if you had not surrendered them. Furthermore, the new options have a different vesting schedule than the eligible options, which schedule commences on the date of grant of the new options (see Section 8). Therefore, you will have to wait longer to purchase ordinary shares under the new options than you would under the options you surrender. Also, you run the risk of forfeiting the new options if you are not employed on the new vesting date (See Section 5).

Q.10.	When will the new options expire?

Each new option will expire on the same date as the option it replaces would have expired. If you cease to be an employee of RADVISION or one of our subsidiaries, the options will expire earlier. (See Section 8)

Q.11.	What will my new option type be for Israeli tax purposes?

The new options will be granted to Israeli employees under Section 102 (as amended) of the Israeli Income Tax Ordinance [New Version], 5721-1961, or the Israeli Tax Ordinance. (See Section 13)

Q.12.	What will my new option type be for U.S. tax purposes, incentive share options or non-qualified share options?

If a tendered eligible option is a non-qualified share option, the new option will also be a non-qualified share option. If the tendered eligible option is an incentive share option, the new option received in exchange may also be an incentive share option to the extent it qualifies as such under Section 422 of the U.S. Internal Revenue Code of 1986, as amended, the Code. (See Section 13)

If your outstanding options are incentive stock options, to take advantage of capital gains tax rates when you dispose of the underlying shares, rather than being subject to taxation at the generally higher ordinary income tax rates, you may not dispose of the underlying shares within two years of the option grant and within one year of the exercise of your option. The grant of new options pursuant to this offer starts the running of this qualifying period anew.

Q.13.	If I elect to exchange options, do I have to exchange all of my eligible options or can I just exchange some of them?

If you have more than one eligible option and you elect to exchange any eligible option, then you must exchange all of your eligible options. In addition, all options you surrender must be surrendered in full. (See Section 4)

Q.14.	Can I change my election regarding options I surrender?

Yes, you may change your election to completely withdraw from participation in the offer by delivering a notice of withdrawal to Dana Maor by fax at 972-(0)3-7679599, by hand delivery or by mail at repricing@radvision.com at any time before the offer expires. You must elect to tender either all of your eligible options or none of them. You may not change your election regarding only some of your eligible options. (See Section 4)

Q.15.	Will I be required to give up all my rights to the surrendered options?

Yes. Once we have accepted options surrendered by you, those options will be canceled and you will no longer have any rights under those options. Subject to our rights to extend, terminate and amend this offer, we will accept for exchange all eligible options that you properly surrender to us prior to the expiration of this offer and that you have not withdrawn.

Q.16.	What if RADVISION enters into a merger or other similar transaction in which there is a change in control of RADVISION prior to the grant of new options?

While we are not currently negotiating any transactions that could reasonably be expected to lead to our acquisition, our board of directors has a duty to consider alternatives for maximizing shareholder value. We cannot ignore the possibility that a transaction could be proposed that our shareholders or our board of directors believes is in the best interests of RADVISION and our shareholders. We reserve the right to terminate the offer prior to its expiration upon the occurrence of certain events, including if a tender or exchange offer with respect to some or all of our ordinary shares or a merger acquisition proposal for us is proposed, announced or made by another person or entity or is publicly disclosed.

It is possible that, prior to the grant of new options, we could enter into an agreement for a merger or other similar transaction that could result in a material change in our business or management. We expect that we will negotiate with any such acquiring or surviving company to honor our promise to grant share options. However, if we are not successful in these negotiations, you will not receive share options nor will you receive any other consideration in exchange for your surrendered options. You should also note that depending on the structure or the type of the transaction, if you surrender options you might be deprived of any future price appreciation in the shares subject to the new options and you might receive an option to purchase a security other than our ordinary shares.

Q.17.	Will I have to pay income taxes if I exchange my options in this offer?

We believe that employees who are U.S. citizens or residents of the United States who exchange eligible options for new options will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. State and local tax consequences may be different. We believe that employees who are Israeli citizens or residents of Israel who exchange eligible options for new options will not be required to recognize income tax at the time of the exchange, based on a tax ruling from the Israeli Tax Authority obtained by RADVISION. See Section 13 for further information regarding U.S. and Israeli income tax consequences. With respect to employees in other jurisdictions in which we have subsidiaries who are not residents of the United States or Israel for tax purposes, we believe that you should not be required to recognize any taxable income at the time of the exchange of eligible options for new options. However, we strongly recommend that you consult with your personal tax and financial advisors before deciding whether or not to participate in the offer with respect to the tax consequences of tendering your options in the offer. You should consider the local, state, federal and foreign tax laws applicable to you, as well as tax consequences arising from your particular personal circumstances. RADVISION is not responsible for any adverse tax or other financial consequences that may result from your voluntary participation in the offer, irrespective of the source of or reason for any such negative consequences. (See Section 13)

Q.18.	What happens if I elect not to surrender my options pursuant to this offer?

Options that you choose not to surrender for exchange or that we do not accept for exchange remain outstanding until they are exercised or expire by their terms. These options will retain their current exercise price and current vesting schedule.

Q.19.	When does this offer expire? Can this offer be extended and, if so, how will I know if it is extended?

This offer will expire on December 24, 2008, at 5:00 p.m., Eastern Daylight Time, unless we extend it.

Although we do not currently intend to do so, we may, in our discretion, extend this offer at any time. If we extend this offer, we will give notice of the extension and the new anticipated grant date for the new options. (See Section 1)

Q.20.	What do I need to do to participate in the offer?

To elect to surrender your options for exchange, you need to properly complete the election form and deliver it to Dana Maor before 5:00 p.m. Eastern Daylight Time, on December 24, 2008. You may deliver your election form to Dana Maor by fax at +972-3-7679599, by hand delivery or by mail at repricing@radvision.com.

If we extend this offer beyond December 24, 2008, then you must deliver a properly completed election form and the other required documentation before the extended expiration date. Subject to our rights to extend, terminate and amend this offer, we will accept for exchange all eligible options that you elect to exchange promptly after this offer expires. If you do not properly complete and deliver the election form before this offer expires, it will have the same effect as if you rejected this offer.

Q.21.	What do we recommend you do in response to this offer?

Although our board of directors has approved this offer, it recognizes that your decision is an individual one that should be based on a variety of factors. As a result, you should consult with your personal legal, financial and tax advisors before deciding whether to surrender all of your eligible options. We are not making a recommendation to as to whether or not you should ask us to exchange options pursuant to this offer.

Q.22.	Who can I talk to if I have questions about this offer?

For additional information or assistance, you should contact either Adi Sfadia, Chief Financial Officer, at +972-3-7679343 or by email at adis@radvision.com or Rael Kolevsohn, General Counsel, at +972-3-7679394 or by email at rael@radvision.com.

RISKS RELATED TO THIS EXCHANGE OFFER

Participation in this offer involves a number of potential risks, including those described below. The risks described below and the risk factors under the headings entitled “Risks Relating to Our Business” and “Risks Relating to Our Ordinary Shares” in Item 3.A. of our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission, or the SEC, on June 24, 2008, highlight the material risks of participating in this offer and investing in our ordinary shares. See “Additional Information” in Section 16 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports. Eligible employees should carefully consider these risks and are strongly encouraged to speak with legal, financial or tax advisors as necessary before deciding whether to surrender or not surrender options in this offer. In addition, we strongly recommend that you read the rest of these materials before deciding whether to exchange your options in this offer.

ECONOMIC RISKS

If you exchange eligible options for new options and you cease to be an employee of RADVISION or one of our subsidiaries for any reason before the new options fully vest, you will forfeit any unvested portion of your new options.

If you elect to participate in this exchange offer, each new option will vest according to a new vesting schedule described in this offer as long as you continue to be an employee of RADVISION or one of our subsidiaries. If you cease to be an employee of RADVISION or one of our subsidiaries for any reason (including as a result of another company’s acquisition of us), your new options will cease to vest and any unvested portion of your new options will be cancelled as of the date you cease to be an employee. Accordingly, if you exchange eligible options for new options and you cease to be an employee of RADVISION or one of our subsidiaries before the new options fully vest, you will forfeit any unvested portion of your new options.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of RADVISION or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new options or thereafter.

If the market price of our ordinary shares increases after the date you tender your eligible options for exchange, the new option grants that you receive in exchange for them might be worth less than the eligible options.

The per share exercise price of any new option granted to you in return for your tendered eligible options will be equal to the higher of $7.50 per share and the per share closing price of our ordinary shares on the NASDAQ Global Market on the date the new options are granted. Before the new option grant date, our ordinary shares could increase in value and the exercise price of the new options could be higher than the exercise price of eligible options cancelled as part of this exchange offer. In this case, you would be economically better off keeping your eligible options. Among the factors that could cause our share price to increase or decrease are:

—	quarterly variations in our operating results;

—	operating results that vary from the expectations of securities analysts and investors;

—	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

—	announcements of technological innovations or new products by us or our competitors;

—	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

—	changes in the status of our intellectual property rights;

—	announcements by third parties of significant claims or proceedings against us;

—	additions or departures of key personnel;

—	future sales of our ordinary shares; and

—	stock market price, competitor's performances and volume fluctuations.

Tax-Related Risks For Israeli Tax Residents

Under the current policy of the Israeli Tax Authority, the exchange of eligible options that are fully vested may be considered a sale of such options and would therefore be treated as a taxable event. The exchange of eligible options that are not yet vested at the time of the exchange should generally not be treated as a taxable event. However, RADVISION has obtained a ruling from the Israeli Tax Authority, referred to in this document as the “Tax Ruling,” which determines that the exchange will not be treated as a taxable event and that no tax will be payable at the time of exchange, provided that you confirm in writing your acceptance of the terms of the Tax Ruling.

You should review Section 13 carefully for a more detailed discussion of the potential consequences of participating in this offer, and the Tax Ruling. We recommend that you consult with your personal tax and financial advisors before deciding whether or not to participate in the offer with respect to the tax consequences relating to your specific circumstances.

If you have been a tax resident of Israel and another country, you should be aware that there may be other income and social insurance tax contribution consequences which may apply to you. We recommend you consult your own tax advisor to discuss these consequences.

Tax-Related Risks For U.S. Tax Residents

Under U.S. tax law, the exchange of eligible options for new options should not be a taxable event. If your eligible options are incentive stock options, the tax treatment upon your disposition of the underlying shares depends on whether or not you dispose of the shares after the applicable holding period. (See Section 13 “U.S. Federal Income Tax Consequences” below.) The exchange of your eligible options for new options resets the applicable holding beginning with the date of the grant of your new options. Consequently, for your new options to retain the status of incentive stock options, you could not dispose of the underlying shares you obtain upon exercise of the option within two years from the date of the exchange nor within one year after the date of exercise.

If you are a U.S. taxpayer, when you exercise your new options and we issue ordinary shares to you, we will hold back from the total number of ordinary shares to be delivered to you, the whole number of shares having a fair market value on the date the shares are delivered as nearly as possible equal to (rounded to the next whole share) our withholding, income, social and similar tax obligations with respect to the shares or your may send a check to the us to cover withholding.

You should review Section 13 carefully for a more detailed discussion of the potential consequences of participating in this offer. We recommend that you consult with your personal tax and financial advisors before deciding whether or not to participate in the offer with respect to the tax consequences relating to your specific circumstances.

If you have been a tax resident of the United States and another country, you should be aware that there may be other income and social insurance tax contribution consequences which may apply to you. We recommend you consult your own tax advisor to discuss these consequences.

Tax-Related Risks For Non-Israeli and Non-U.S. Tax Residents

If you are an employee who is not a resident of Israel or the United States for tax purposes, while we believe that you should not be required to recognize any taxable income at the time of the exchange of eligible options for new options, you may be liable for income and social insurance tax contributions on the new options or our ordinary shares to be issued upon exercise of the new options. Subject to any modification required to comply with local law, we expect to satisfy our tax withholding obligations with respect to our international employees by using the procedures described above under “Tax-Related Risks For U.S. Tax Residents.” In addition, you may have exchange control or securities law reporting obligations. We therefore strongly recommend you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the offer. You should consider the local tax laws applicable to you, as well as tax consequences arising from your particular personal circumstances. RADVISION is not responsible for any adverse tax or other financial consequences that may result from your voluntary participation in the offer, irrespective of the source of or reason for any such negative consequences.

If you are eligible for the offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other income and social insurance tax contribution consequences which may apply to you. We recommend you consult your own tax advisor to discuss these consequences.

Risks Related to Our Business and Ordinary Shares

You should carefully review the risk factors contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, the other information provided in this exchange offer, and the other materials that we have filed with the SEC before deciding whether to tender your eligible options. We will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “Additional Information” in Section 16 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering you the opportunity to exchange all eligible share options held by you for new options. Eligible options are all outstanding share options that have an exercise price of $7.50 or more per share. All of the full-time and part-time employees of RADVISION and its subsidiaries, other than our directors, chief executive officer, chief financial officer, president and senior officers who report to the chief executive officer, are eligible to participate in this offer.

You will receive grants of new options only if you are employed by us on the date that this offer expires and the new options are granted. The new options will be granted on the date that this offer expires.

You may not receive new options if RADVISION enters into a merger or similar transaction in which there is a change of control prior to the grant of the new options.

If you elect to exchange any eligible option, you must surrender for exchange all of your eligible options and each eligible option must be surrendered in full. Our offer is subject to the terms and conditions described in these materials. We will only consider exchanging options that are properly tendered and not withdrawn in accordance with Section 3.

For every one ordinary share for which your surrendered option is exercisable, you will receive an option to purchase one ordinary share. The exact number of eligible option shares that you have now is set forth in the enclosed grant detail report. We will issue all new options under the 2000 Plan. In addition, we will enter into a new option agreement with you.

The new options will vest in four equal installments, each representing 25% of the new options, as follows:

—	For options granted during 2003 and 2004: 25% of the new options will vest and become exercisable on each of the four annual anniversaries following the new option grant date.

—	For options granted during 2005: 25% of the new options will vest and become exercisable one year and three months after the new option grant date, and the remaining new options will vest and become exercisable in three equal installments of 25% each on each of the three annual anniversaries of the first vesting date.

—	For options granted during 2006: 25% of the new options will vest and become exercisable one year and six months after the new option grant date, and the remaining new options will vest and become exercisable in three equal installments of 25% each on each of the three annual anniversaries of the first vesting date.

—	For options granted during 2007: 25% of the new options will vest and become exercisable one year and nine months after the new option grant date, and the remaining new options will vest and become exercisable in three equal installments of 25% each on each of the three annual anniversaries of the first vesting date.

However, to the extent that the new options are not fully vested and exercisable on the date that is 60 calendar days prior to the date they expire, the new options will immediately vest and become fully exercisable, provided that you are employed on such date.

The term “expiration date” means 5:00 p.m., Eastern Daylight Time, on December 24, 2008, unless and until we extend the period of time during which this offer will remain open. If we extend the period of time during which this offer remains open, the term “expiration date” will refer to the latest time and date at which this offer expires.

We will give notice if we decide to take any of the following actions:

—	increase or decrease what we will give you in exchange for your options; or

—	increase or decrease the option exercise price that serves as the threshold for options eligible to be exchanged in this offer.

If this offer is scheduled to expire within ten business days from the date we give notice of such an increase or decrease, we will also extend this offer for a period of ten business days after the date of such notice of an increase or decrease.

A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Eastern Daylight Time.

2.	PURPOSE OF THIS OFFER.

We are making this offer for compensatory purposes and to create a performance-oriented environment for our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current market price of our ordinary shares as reported on the NASDAQ Global Market. By making this offer we intend to enhance shareholder value by creating better performance incentives for, and thus increasing retention of, our employees.

Except as otherwise described in these materials or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

—	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

—	any purchase, sale or transfer of a material amount of our assets or any subsidiary's assets;

—	any material change in our present dividend policy or our indebtedness or capitalization;

—	any change in our present board of directors or senior management, including a change in the number or term of directors or to fill any existing board vacancies or change any executive officer’s material terms of employment;

—	any other material change in our corporate structure or business;

—	our ordinary shares not being authorized for listing on the NASDAQ Global Market;

—	our ordinary shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act;

—	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

—	the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our option plans; or

—	any change to our or memorandum of association or articles of association, or any actions which may make it more difficult for any person to acquire control of us.

Neither we nor our board of directors makes any recommendation as to whether or not you should exchange your options, nor have we authorized anyone to make such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and the related materials we have delivered to you and to consult your own legal, financial and tax advisors. You must make your own decision whether or not to exchange your options.

3.	PROCEDURES FOR SURRENDERING OPTIONS.

Proper Surrender of Options. To exchange all of your eligible options, properly complete the election form and deliver the election form, along with any other required documents, to Dana Maor by fax at +972-3-7679599, by email at repricing@radvision.com or by hand delivery or by mail. We must receive all of the required documents before 5:00 p.m., Eastern Daylight Time, on the expiration date. The expiration date is December 24, 2008, unless we extend the period of time during which this offer will remain open. We currently have no intention of extending the deadline, and in any case we cannot extend the deadline for any one person or group of people. If we do extend this offer beyond December 24, 2008, then you must deliver a properly completed election form and other required documentation before the extended expiration date.

The method of delivery of all documents, including election forms and any notices to change your election from “accept” to “reject” or “reject” to “accept” and any other required documents, is at your election and risk. You should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility, including time of receipt, and acceptance of any surrender of options. Our determination of these matters will be final and binding on all parties. Furthermore, subject to our compliance with Rule 13e-4 under the Exchange Act, we reserve the right to waive with respect to all option holders any of the conditions of this offer or any defects or irregularities. We cannot make any such waiver for any one person or group of people. This is a one-time offer, and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement. By electing to exchange your options under this offer, you accept the terms and conditions of this offer. Our acceptance for exchange of your surrendered options through this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer. The promise to grant share options that we will give you promptly following the expiration of this offer reflects this commitment. Subject to our rights to extend, terminate and amend this offer, we will accept for exchange all eligible options that you properly surrender to us prior to the expiration of this offer and that you have not withdrawn.

4.	CHANGE IN ELECTION.

You may change your election to exchange your options only by following the procedures described in this section. You must elect to tender either all of your eligible options or none of them. If you have tendered all of your eligible options, you may change your election only by withdrawing all of your tendered options. You may completely withdraw from participation in the offer by delivering a notice of withdrawal to Dana Maor by fax at +972-3 7679599, by email at repricing@radvision.com or by hand delivery. The notice of withdrawal must be clearly dated after your original election form and any subsequent new election forms.

If you want to elect to exchange your options following the submission of a notice of withdrawal, you must deliver a new election form that must be clearly dated after the notice of withdrawal. You must elect to exchange all of your eligible options and the new election form must include the information regarding all of your eligible options. Once we receive a new election form submitted by you, your previously submitted notice of withdrawal will be disregarded.

You may submit your election or withdraw your tendered options at any time before 5:00 p.m., Eastern Daylight Time, on December 24, 2008. If we extend this offer beyond that time, you may submit your election or withdraw your tendered options at any time until the extended expiration of this offer. In addition, unless we accept your options for exchange prior to January 23, 2008, you may withdraw your tendered options at any time after such date.

Neither we nor any other person is obligated to inform you of any defects or irregularities in any election form or notice of withdrawal, and no one will be liable for failing to inform you of any defects or irregularities. We will determine, in our discretion, all questions as to the validity and form, including time of receipt, of election forms and notices of withdrawal. Our determinations of these matters will be final and binding.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS.

Subject to our rights to extend, terminate and amend this offer, we will accept promptly after the expiration of this offer all eligible options that you properly surrender to us prior to the expiration date that you have not validly withdrawn and we will give notice of our acceptance on the date this offer expires.

We will not accept a partial tender of an eligible option grant. However, you may tender the remaining portion of an eligible option grant that you have partially exercised.

For purposes of this offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by company-wide mail or email or by issuance of a press release.

All new options will be granted under the 2000 Plan. As promptly as practicable after the grant date, we will send you an option agreement (in substantially the appropriate form filed as an exhibit to the Tender Offer Statement on Schedule TO), which will be effective from and as of the grant date. By tendering your options grants in this offer you are agreeing to the terms of such option agreement.

If, for any reason, you are not an employee of RADVISION on the date the offer expires, then you will not receive any new options or any other consideration in exchange for your surrendered options. This means that if you die, become disabled, terminate your employment with or without good reason or we terminate your employment with or without cause after you surrender options and before the date when we grant the new options, then you will not receive anything for the options that you surrendered and we canceled. You may not receive new options if RADVISION enters into a merger or other similar transaction in which there is a change of control of RADVISION prior to the grant of the new options. Participation in the offer does not confer upon you the right to remain in the employment or other service of RADVISION.

6.	CONDITIONS OF THIS OFFER.

We may terminate or amend this offer, or postpone our acceptance and cancellation of any options surrendered to us, in each case, subject to Rule 13e-4(f)(5) promulgated under the Exchange Act, if at any time prior to the expiration date, we determine that any of the following events has occurred and, in our reasonable judgment, it is inadvisable for us to proceed with this offer:

(a)	any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acquisition of some or all of the surrendered options, the issuance of new options, or otherwise relates to this offer or that, in our reasonable judgment, could materially and adversely affect our business, condition, financial or other, income, operations or prospects or materially impair our ability to create better performance incentives for our employees through this offer;

(b)	any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i)	make it illegal for us to accept some or all of the surrendered options or to issue some or all of the new options or otherwise restrict or prohibit consummation of this offer or otherwise relate to this offer;

(ii)	delay or restrict our ability, or render us unable, to accept the surrendered options for exchange or to issue new options for some or all of the surrendered options;

(iii)	materially impair our ability to create better performance incentives for our employees through this offer; or

(iv)	materially and adversely affect our business, condition, financial or other, income, operations or prospects;

(c)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(d)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel, whether or not mandatory;

(e)	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record a compensation expense against our earnings in connection with this offer for financial reporting purposes;

(f)	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or Israel, which could reasonable be expected to affect materially or adversely, or to delay materially, the completion of this offer;

(g)	any significant and adverse change in the market price of our ordinary shares or any change in the general political, market, economic or financial conditions in the United States, Israel or elsewhere that could, in our reasonable judgment, have a material and adverse effect on the business condition (financial or otherwise), operation or prospects of our company or our subsidiaries or on the trading in our ordinary shares;

(h)	any change in the general political, market, economic or financial conditions in the United States, Israel or elsewhere that could, in our reasonable judgment, have a material and adverse effect on the business condition (financial or otherwise), operation or prospects of our company or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with this offer; or

(i)	in the case of any of the foregoing at the time of the commencement of the offer, a material acceleration or worsening thereof;

(j)	another person publicly makes or proposes a tender or exchange offer for some or all of our ordinary shares, or an offer to merge with or acquire us, or we learn that:

(i)	any person, entity or “group”, within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our ordinary shares, or any new group is formed that beneficially owns more than 5% of our outstanding ordinary shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer;

(ii)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of this offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding ordinary shares; or

(iii)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

The conditions to this offer are for our benefit. We may assert them in our discretion prior to the expiration date and we may waive them at any time and from time to time prior to the expiration date, whether or not we waive any other condition to this offer. Our failure to exercise any of these rights is not a waiver of any of these rights, and the waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon everyone.

7.	PRICE RANGE OF ORDINARY SHARES.

Our ordinary shares are listed on the NASDAQ Global Market under the symbol “RVSN” and are also traded on the Tel Aviv Stock Exchange. The following table sets forth, for the periods indicated, the high and low market prices of our ordinary shares on the NASDAQ Global Market and the Tel Aviv Stock Exchange:

	NASDAQ Global Market		Tel Aviv Stock Exchange
	High	Low	High		Low

2006
First Quarter	$21.40	$16.45	NIS	100.00	NIS	74.00
Second Quarter	$18.10	$13.86	NIS	83.26	NIS	63.52
Third Quarter	$17.34	$14.11	NIS	76.05	NIS	63.00
Fourth Quarter	$21.74	$16.33	NIS	92.86	NIS	70.00

2007
First Quarter	$24.97	$18.80	NIS	105.00	NIS	79.00
Second Quarter	$23.97	$19.09	NIS	101.40	NIS	77.07
Third Quarter	$21.50	$15.70	NIS	98.50	NIS	66.29
Fourth Quarter	$15.25	$10.39	NIS	71.40	NIS	41.58

2008
First Quarter	$11.84	$6.15	NIS	43.55	NIS	20.76
Second Quarter	$7.50	$5.96	NIS	26.25	NIS	19.50
Third Quarter	$7.78	$5.35	NIS	27.50	NIS	18.01

On November 18, 2008, the closing price of our ordinary shares as reported by the NASDAQ Global Market was $6.01 per share, and the market price of our ordinary shares as reported by the Tel Aviv Stock Exchange was NIS 23.40 per share.

The price of our ordinary shares has been, and in the future may be, highly volatile. The trading price of our ordinary shares has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

We recommend that you obtain current market quotations for our ordinary shares before deciding whether to elect to surrender any of your eligible options.

8	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration. Each new option grant will be exercisable for the same number of ordinary shares as the eligible options surrendered, and will be subject to a new vesting schedule. The new options will vest in four equal installments, each representing 25% of the new options, as follows:

—	For options granted during 2003 and 2004: 25% of the new options will vest and become exercisable on each of the four annual anniversaries following the new option grant date.

—	For options granted during 2005: 25% of the new options will vest and become exercisable one year and three months after the new option grant date, and the remaining new options will vest and become exercisable in three equal installments of 25% each on each of the three annual anniversaries of the first vesting date.

—	For options granted during 2006: 25% of the new options will vest and become exercisable one year and six months after the new option grant date, and the remaining new options will vest and become exercisable in three equal installments of 25% each on each of the three annual anniversaries of the first vesting date.

—	For options granted during 2007: 25% of the new options will vest and become exercisable one year and nine months after the new option grant date, and the remaining new options will vest and become exercisable in three equal installments of 25% each on each of the three annual anniversaries of the first vesting date.

However, to the extent that the new options are not fully vested and exercisable on the date that is 60 calendar days prior to the date they expire, the new options will immediately vest and become fully exercisable, provided that you are employed on such date.

The new options will have an exercise price equal to the higher of $7.50 per share and the per share closing price of our ordinary shares on the NASDAQ Global Market on the date the new options are granted.

As of November 18, 2008, there were issued and outstanding options to purchase approximately 3,443,378 of our ordinary shares. Of these, options held by participating employees to purchase 1,741,275 ordinary shares have exercise prices equal to or greater than $7.50, which equals to 124% of the average closing price of our ordinary shares as reported on the NASDAQ Global Market for the 90 calendar days preceding November 18, 2008. Since this is a one-for-one exchange, if all eligible options are tendered in this exchange offer, we would grant new options to purchase an aggregate 1,741,275 ordinary shares.

Terms of New Options. We will issue the new options under the 2000 Plan. As promptly as practicable after the grant date, we will send you an option agreement We will enter into a new option agreement with each option holder who elects to exchange his or her options in this offer. The terms and conditions of the new options will vary in many respects from the terms and conditions of the options surrendered for exchange. The issuance of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of share options or benefits in lieu of share options.

The following descriptions of the 2000 Plan and the form of the new option agreement are summaries and are not complete. Complete information about the option plan and the new options is included in the option plan and the form of the new option agreement to be entered into between you and us. The 2000 Plan and the form of the new share option agreement will be filed with the SEC as exhibits to the Schedule TO that will be filed in connection with this offer. Please contact Dana Maor at repricing@radvision.com to request copies of the 2000 Plan and the form of the new option agreement. We will provide copies promptly and at our expense.

     —        General. Our 2000 Plan authorizes the grant of options to employees and consultants of our company and its subsidiaries. The 2000 Plan initially authorized the issuance thereunder of up to 636,477 ordinary shares and, in addition, subject to sufficiency of our authorized share capital, our board of directors is authorized to approve the reservation of up to 4% of our share capital, on a fully diluted basis, in each subsequent year following the year 2000. We are currently authorized to issue up to 679,064 ordinary shares under the 2000 Plan.

    —        Type of Options. Awards under the 2000 Plan may be granted pursuant to Section 102 of the Israeli Tax Ordinance or Section 3(9) of the Israeli Tax Ordinance, and in the form of incentive stock options as provided in Section 422 of the Code and non-qualified stock options, which are options that do not qualify as incentive stock options.

        New options that are issued to those eligible employees who are U.S. citizens or residents of the United States may be issued: (i) as incentive stock options, to the extent permitted by the Code, in exchange for eligible options that were incentive stock options; and (ii) as non-qualified stock options, in exchange for eligible options that were non-qualified stock options, as well as new options exceeding the permissible limit of incentive stock options under the Code.

        New options that are issued to those eligible employees who are Israeli residents will be issued as options subject to the capital gains route of Section 102 of the Israeli Tax Ordinance, in exchange for eligible options, subject to the provisions of the Tax Ruling. Please review Section 13 below for further information regarding the Tax Ruling.

    —        Plan Administration. The option committee appointed by the our board of directors administers the 2000 Option, subject to the ratification of the board of directors. Subject to the provisions of the 2000 Plan and applicable law, the option committee has the authority to determine:

š	the persons to whom awards are granted;

š	the form, terms and conditions of the written option agreement evidencing the option, including the type of option and the number of shares to which it pertains, the exercise price, option term, vesting schedule and exercisability of the option in special cases (such as death, retirement, disability and change of control); and

š	the form and provisions of the notice of exercise and payment upon exercise of the option.

Subject to the provisions of the 2000 Plan and applicable law, our board of directors has the authority to:

š	nominate a trustee for options issued under Section 102 of the Israeli Tax Ordinance;

š	adjust any or all of the number and type of shares that thereafter may be made the subject of options, the number and type of shares subject to outstanding options, and the grant or exercise price with respect to any option, or, if deemed appropriate, make provision for a cash payment to the holder of any outstanding option in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2000 Plan in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities;

š	interpret the provisions of the 2000 Plan; and

š	prescribe, amend, and rescind rules and regulations relating to the 2000 Plan or any award there under as it may deem necessary or advisable.

    —        Option Price. Under the 200 Plan, the option price per share may not be less than 100% of the fair market value of such share on the date of the award; provided, however, that in the case of an award of an incentive stock option under the 2000 Plan made to a 10% owner (as such term is defined in the 2000 Plan), the option price per share may not be less than 110% of the fair market value (as such term is defined in the 2000 Plan) of such share on the date of the award. The new options will have an exercise price equal to the higher of $7.50 per share and the per share closing price of our ordinary shares on the NASDAQ Global Market on the date the new options are granted.

    —        Option Period. Under the 2000 Plan, an option may not be exercisable after the expiration of ten years from the date of its award, and in the case of an award of incentive stock options made to a 10% owner, such options may not be exercisable after the expiration of five years from its date of award. No option may be exercised after the expiration of its term. In 2006, our board of directors resolved to reduce the option period of future grants to employees to six years. Each new option will expire on the same date as the option it replaces would have expired.

    —        Vesting and Exercise. The option committee has the authority to determine the time or times at which options granted under the 2000 Plan may be exercised. The new options will vest in four equal installments, each representing 25% of the new options, as follows:

š	For options granted during 2003 and 2004: 25% of the new options will vest and become exercisable on each of the four annual anniversaries following the new option grant date.

š	For options granted during 2005: 25% of the new options will vest and become exercisable one year and three months after the new option grant date, and the remaining new options will vest and become exercisable in three equal installments of 25% each on each of the three annual anniversaries of the first vesting date.

š	For options granted during 2006: 25% of the new options will vest and become exercisable one year and six months after the new option grant date, and the remaining new options will vest and become exercisable in three equal installments of 25% each on each of the three annual anniversaries of the first vesting date.

š	For options granted during 2007: 25% of the new options will vest and become exercisable one year and nine months after the new option grant date, and the remaining new options will vest and become exercisable in three equal installments of 25% each on each of the three annual anniversaries of the first vesting date.

However, to the extent that the new options are not fully vested and exercisable on the date that is 60 calendar days prior to the date they expire, the new options will immediately vest and become fully exercisable, provided that you are employed on such date.

    —        Non-Transferability of Options. Options granted under the 2000 Plan are not assignable or transferable by the optionee, other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by the optionee or his or her guardian or legal representative. However, during the optionee’s lifetime, the optionee may, with the consent of the option committee, transfer without consideration all or any portion of his options to members of the optionee’s immediate family (as defined in the 2000 Plan), a trust established for the exclusive benefit of members of the optionee’s immediate family, or a limited liability company in which all members are members of the optionee’s immediate family.

    —        Amendment and Termination. Except as set forth in the 2000 Plans, neither the board of directors nor the option committee may, without the consent of the optionee, alter or in any way impair the rights of such optionee under any award previously granted. Neither the termination of the 2000 Plan nor the change of control of our company, except to the extent provided in the 2000 Plan, will affect any option previously granted.

    —        Termination. Unless otherwise provided in your stock option agreement, in the event your employment with us is terminated, your new options will be exercisable, to the extent of the number of shares then vested, (a) within 30 days of termination, if the terminations is for any reason other than termination for cause, retirement, death, disability or change of control of our company, unless the new option is earlier terminated pursuant to its terms, (b) in accordance with the terms of the option grant and the option agreement under which the new options were granted, if the termination is the result of your retirement, (c) within one year of termination, if the termination is the result of your death or total disability. However, in no event will a new option be exercisable after its expiration date. The new options will terminate immediately if the employment is terminated for “cause.”“Cause” means the following: the violation of copyright/trademark protection maintained by us; engaging or assisting in any business in competition with us as an employee, owner, partner, director, officer, stockholder, consultant or agent (ownership of minority interests in publicly-traded corporations or of 5% or less of the equity of privately-held corporations, partnerships or companies shall not be considered competition for such purpose); dishonesty, or acting in any manner inconsistent with the utmost good faith and loyalty in the performance of your duties; and failure to perform duties to our reasonable satisfaction.

    —        Change of Control. Except as otherwise provided by the option committee in an option agreement, upon a change of control of our company, new options granted that have not previously expired or been exercised will become null and void. A change of control shall be deemed to have occurred when:

š	any person directly or indirectly acquires or otherwise becomes entitled to vote more than 80% of the voting power entitled to be cast at elections for our directors, or

š	there occurs any merger or consolidation of our company, or any sale, lease or exchange of all or any substantial part of the consolidated assets of our company and our subsidiaries to any other person, and (i) in the case of a merger or consolidation, the holders of our outstanding shares entitled to vote in elections of directors immediately before such merger or consolidation (excluding for this purpose any person that directly or indirectly owns or is entitled to vote 20% or more of our company’s voting power) hold less than 80% of the voting power of the survivor of such merger or consolidation or its parent, or (ii) in the case of any such sale, lease or exchange, our company does not own at least 80% of the voting power of the other person, or

š	one or more new directors of our company are elected and at such time five or more directors (or, if less, a majority of the directors) then holding office were not nominated as candidates by a majority of the directors in office immediately before such election.

    —        Tax Consequences.You should refer to Section 13 below for a discussion of the material income tax consequences of the exchange of eligible options and the grant of new options pursuant to this offer. We recommend that you consult with your own tax advisor to determine the specific tax consequences of this offer to you.

    —        Registration of Option Shares. All of our ordinary shares issuable upon exercise of options under the 2000 Plan have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of RADVISION, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

9.	INFORMATION ABOUT RADVISION; SUMMARY FINANCIAL INFORMATION.

General. Our principal executive offices are located at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel, and the telephone number at that address is +972-3-767-9300. Our ordinary shares are listed on the NASDAQ Global Market under the symbol “RVSN” and are also traded on the Tel Aviv Stock Exchange.

We are a leading provider of high quality, scalable and easy-to-use products and technologies for videoconferencing, video telephony, and the development of converged voice, video and data over Internet Protocol (IP) and third generation (3G) networks. Hundreds of thousands of end-users around the world today communicate over a wide variety of networks using products and solutions based on or built around our multimedia communication platforms and software development solutions.

For more information about us, please refer to our Annual Report on Form 20-F for the year ended December 31, 2007 and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before making a decision on whether or not to tender your eligible options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “Additional Information” in Section 16 for more information regarding reports we file with the SEC, including filings that contain our consolidated financial statements, and how to obtain copies of or otherwise review such filings.

Additional information about our company is available on our website at www.radvision.com. Information contained on the website is not incorporated by reference in, or made part of, this Offer to Exchange Outstanding Share Options or our other filings with or reports furnished to the SEC.

Financial Information. Set forth below is a summary of our company’s financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in F-1 through F-45 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, which is incorporated herein by reference.

SUMMARY FINANCIAL INFORMATION

The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2007 incorporated by reference in this document. The consolidated statement of operations data for the years ended December 31, 2005, 2006 and 2007, and the consolidated balance sheet data as of December 31, 2006 and 2007 have been derived from our audited consolidated financial statements incorporated by reference in this document.

Consolidated Statement of Operations Data:

	Year Ended December 31,
	2005	2006	2007
	(in thousands, except per share data)

Revenues	$74,012	$91,023	$91,583
Cost of revenues	13,110	18,165	18,294

Gross Profit	60,902	72,858	73,289
Operating expenses:
Research and development	20,110	25,331	30,329
Marketing and selling	24,588	30,648	32,627
General and administrative	4,677	6,492	8,633
Patent settlement accrual	-	1,900	-
Total operating costs and expenses	49,375	64,371	71,589
Operating income	11,527	8,487	1,700
Financial income, net	3,051	5,825	6,095

Income before taxes on income	14,578	14,312	7,795
Tax benefit, net	112	936	1,790

Net income	$14,690	$15,248	$9,585

Basic net earnings per Ordinary share	$0.70	$0.69	$0.44
Weighted average number of Ordinary shares used to
compute basic net earnings per share	21,122	22,077	21,951
Diluted net earnings per Ordinary share	$0.66	$0.67	$0.43
Weighted average number of Ordinary shares used to
compute diluted net earnings per share	22,215	22,747	22,482

Consolidated Balance Sheet Data:

	As at December 31,
	2005	2006	2007

Cash and cash equivalents	$32,927	$23,110	$45,370
Working capital	93,175	103,661	118,990
Total assets	156,748	182,559	175,040
Shareholders' equity	130,667	152,605	147,559

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

A list of our directors and executive officers who are not eligible to participate in this offer is attached to this offer to exchange as Appendix A, which is incorporated by reference herein. For information with respect to the beneficial ownership of our ordinary shares by those directors and executive officers who were beneficial owners of our ordinary shares as of June 20, 2008, please refer to the Annual Report on Form 20-F for the fiscal year ended December 31, 2007 filed with the SEC on June 24, 2008.

Other than as described below and other than transactions in the ordinary course under our share option plans with persons who are neither executive officers nor directors of RADVISION, neither RADVISION or its subsidiaries nor, to the best of our knowledge and based on transactions which have been publicly reported, our executive officers, directors or affiliates, have effected transactions in options to purchase our ordinary shares or in our ordinary shares during the 60 days prior to November 18, 2008, except as follows:

—	We repurchased 166,139 ordinary shares under a repurchase program that received the approval of the District Court in Tel Aviv-Jaffa in November 2007 in accordance with the requirements of the Israeli Companies Law. The total purchase price for such ordinary shares was approximately $981,319 or an average price of $5.91 per share

—	Zohar Zispael, the chairman of our board of directors, purchased an aggregate 633,983 ordinary shares in open market purchases effected on the NASDAQ Global Market, based solely upon, and qualified in its entirety with reference to, a Schedule 13D/A filed with the Securities and Exchange Commission on November 18, 2008.

Except as described in this offer to exchange outstanding share options and in our Annual Report on Form 20-F for the year ended December 31, 2007, and other than outstanding options and other awards granted from time to time to certain employees (including executive officers) and our directors under our share option plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.

Eligible options that we accept for exchange pursuant to this exchange offer will be cancelled promptly following the expiration of the offer. With respect to eligible options that we accept and cancel, the ordinary shares underlying the options will be allocated to the new options to be issued in exchange for such eligible options.

Effective with our fiscal year commencing on January 1, 2006, we have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123R, on accounting for share-based payments, which requires recognition of expense for stock option grants based on their estimated fair value as of the date of grant. Under SFAS No. 123R, to the extent the fair value of each award granted to employees exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the restricted stock rights, will be recognized by us as an expense for compensation. This expense will be recognized ratably over the vesting period of the options in accordance with the requirements of SFAS No. 123R. In the event that any of the new options are forfeited prior to their settlement due to termination of employment, the expense for the forfeited options will be reversed and will not be recognized.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in this offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the exchange of options surrendered to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our obligations under this offer to accept tendered eligible options and to issue the new options is subject to conditions, including the conditions described in Section 6 of this offer.

13.	MATERIAL INCOME TAX CONSEQUENCES.

The following is a general summary relating only to the likely material income tax consequences of the exchange of eligible options and the issuance of the new options under this offer as applicable to our employees in the United States and Israel, where most of our eligible employees reside. You are advised to review the country specific disclosures below and to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation. If for local law purposes you are a citizen or resident of a country other than the United States or Israel, the information contained in this summary may not be applicable to you. The summary does not address all tax consequences associated with your ownership of any of our options in general. Furthermore, it does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the potential tax consequences you may want to consider in making your decision. Please note that tax laws change frequently, and sometimes retroactively, and vary with your individual circumstances. We strongly recommend that you consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this offer.

We recommend that you consult with your own tax advisor with respect to the tax consequences of participating in the offer to exchange, as well as any other federal, foreign, state, provincial or local tax consequences that may be applicable to you as a result of participating in the offer to exchange. Moreover, if you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term of the options, the information contained below may not be applicable to you. ALL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF TAX LAWS.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options and the grant of the new options pursuant to this offer applicable to those eligible employees who are U.S. citizens or residents of the United States. This discussion is based on the now applicable provisions of the Internal Revenue Code of 1986, as amended, or the Code, and the regulations thereunder, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that this section does not address any state or local tax consequences.

We believe that eligible participants who are U.S. citizens or residents of the United States who exchange eligible options for new options will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange and grant of new options will be treated as a non-taxable exchange for U.S. federal income tax purposes.

Incentive Stock Options. New options may be issued as incentive stock options, to the extent permitted by the Code, in exchange for eligible options that were incentive stock options. Incentive stock options are intended to meet the definitional requirements of Section 422(b) of the Code, for “incentive stock options.” An employee who receives an incentive stock option does not recognize any taxable income upon the grant of such incentive stock option. Similarly, the exercise of an incentive stock option generally does not give rise to federal income tax to the employee, provided that (i) the federal “alternative minimum tax,” which depends on the employee’s particular tax situation, does not apply and (ii) the employee is employed by us or one of our subsidiaries from the date of grant of the option until three months prior to the exercise of the option, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an incentive stock option after the requisite periods referred to in clause (ii) above, the incentive stock option will be treated as a nonqualified stock option and will be subject to the rules set forth below under the caption “Nonqualified Stock Options.” Further, if after exercising an incentive stock option, an employee disposes of the ordinary shares so acquired more than two years from the date of grant (which, in the case of a new option, is the grant date of the new options and not the grant date of the eligible option which it replaced) and more than one year from the date of transfer of the ordinary shares pursuant to the exercise of such incentive stock option, or the “applicable holding period,” the employee will generally recognize long term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period – thereby making a “disqualifying disposition” – the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the incentive stock option was exercised over the exercise price and the balance, if any, would generally be treated as capital gain. If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee’s ordinary income from the sale or exchange would be limited to the gain (if any) realized on the sale.

New options can be granted as incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant of the new options, including the $100,000 limit discussed below. The holding period of each new incentive stock option will begin on the date the new incentive stock option is granted. New options will be treated as non-qualified options to the extent a new option exceeds the $100,000 limit discussed below.

Under U.S. federal income tax law, no person may receive a number of incentive stock options that become exercisable for the first time in any calendar year which, when aggregated with all other incentive stock options first becoming exercisable in that calendar year, would permit the holder to purchase a number of shares of stock having a value (determined as of the date the option was granted) in excess of $100,000. New options you receive in exchange for outstanding options will be treated as newly granted options. Accordingly, for purposes of the $100,000 limit, each new option will be treated as first becoming exercisable in accordance with the vesting schedule of such new option.

Nonqualified Stock Options. New options issued in exchange for eligible options that were non-qualified stock options, as well as new options exceeding the $100,000 limit, would be issued as non-qualified stock options

An employee who receives a nonqualified stock option will not recognize any taxable income upon the grant of such nonqualified stock option. However, the employee generally will recognize ordinary income upon exercise of a nonqualified stock option in an amount equal to the excess of the fair market value of the ordinary shares at the time of exercise over the exercise price. The ordinary income recognized with respect to the exercise of a nonqualified stock option will be subject to both wage tax withholding and other employment taxes.

The tax basis of any share received upon the exercise of a new option that is a nonqualified stock option will be equal to the fair market value of such share on the date of exercise of such option. Upon any subsequent sale of such share, the employee will realize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis. An employee’s capital gains holding period for federal income tax purposes for such share will commence on the date following the date of exercise of the option.

RADVISION generally will be entitled to a tax deduction in an amount equal to the amount of income, taxable as ordinary income, recognized by the employee as a result of the exercise of a nonqualified option or a disqualifying disposition of an incentive stock option, in the year of recognition by the employee.

Israeli Income Tax Consequences

The following is a general summary of the material Israeli income tax consequences of the exchange of eligible options and the grant of the new options pursuant to this offer, applicable to those eligible employees who are Israeli residents. This discussion is based on the provisions of the Israeli Income Tax Ordinance [New Version], 5721-1961, or the Israeli Tax Ordinance, as amended, and the regulations promulgated thereunder. The statements in the following paragraphs concerning the principal Israeli income tax consequences of the exchange offer are subject to change at any time. The law is technical and complex, and the discussion below represents only a general summary. This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Because individual circumstances may differ, you should consult your own tax advisor to determine the applicability of the rules discussed below to you and the particular tax effects of the tendering of your eligible options, the exercise of new options and the sale of shares resulting from exercise, including the application of Israeli or other tax laws.

When an employee who is an Israeli resident exchanges vested eligible options for new options, the Israeli Tax Authority, or the ITA, may claim this exchange creates for the employee a taxable transaction (due to the sale of granted rights). However, RADVISION has obtained a ruling from the ITA, referred to in this document as the “Tax Ruling,” which determines that the option exchange will generally not be treated as a taxable event and that no tax will be payable at the time of exchange. The Tax Ruling determines that (i) with respect to eligible options that are subject to the provisions of the capital gains route of Section 102 of the Israeli Tax Ordinance, or Section 102, such eligible options will be viewed for tax purposes as re-granted as of the date of exchange, and (ii) with respect to eligible options that are subject to the provisions of Section 102 of the Israeli Tax Ordinance in its form prior to Amendment No. 132 of the Israeli Tax Ordinance (i.e. options granted prior to 2003), or Old Section 102, such eligible options will be viewed for tax purposes as re-granted as options subject to Section 102, and (iii) with respect to eligible options that are subject to the provisions of Section 3(9) of the Israeli Tax Ordinance, or Section 3(9), such eligible options will be viewed for tax purposes as re-granted as options subject to Section 102. The tax consequences of such determination are generally as follows:

—	The minimum trust period determined under the tax route of Section 102 applicable to your eligible options will recommence for the new options from the date of exchange. For example, if the applicable minimum trust period under Section 102 is two years, in order to be eligible for the tax treatment under the capital gains route of Section 102, the shares underlying the new options cannot be sold until the lapse of two years from the effective date of exchange. This also applies for new options replacing eligible options that are subject to the provisions of Old Section 102 or Section 3(9).

—	The 25% tax rate provided under the capital gains route of Section 102 will not apply to the portion of any gain from a new option equal to the difference between (a) the average closing price of a RADVISION share on the stock exchange during 30 trading days prior to the date of exchange, and (b) the exercise price per share under such new option, referred to below as the Ordinary Income Portion. The Ordinary Income Portion of the gain will be subject to tax at the time of sale of the shares underlying the new option at your applicable marginal tax rate plus social security and national health insurance payments as provided by applicable law. For any new option replacing an eligible option that is subject to the provisions of Old Section 102 or Section 3(9), the Ordinary Income Portion will in no event be lower than an amount equal to the total amount of gain you will realize upon sale of shares subject to the new option, multiplied by the quotient of (x) the number of days that will lapse from the original date of grant of your eligible option and until the effective date of exchange, and (y) the number of days that will lapse from the original date of grant of your eligible option and until the date of sale of the shares underlying your new option.

—	You (as well as RADVISION and the trustee for the Section 102 options) will be required to provide the ITA a declaration confirming that you understand the Tax Ruling and will act in accordance with its provisions and will not request its amendment or replacement with another tax arrangement.

RADVISION has elected to grant the new options to Israeli residents under the capital gains route of Section 102. Section 102 capital gains route options and shares received pursuant to the exercise of the options should be held in trust with a trustee for a period of at least two years following the date the options are granted to the employee and deposited with a trustee approved for such purpose by the Israeli tax authorities.

Upon the sale of shares received following the exercise of a new option or upon release from the trust, whichever is earlier, the employee will realize a capital gain in an amount generally equal to the difference between (i) the fair market value of the share purchased upon such exercise, on the date such share was sold or released from the trust, as the case may be, and (ii) the exercise price per share under the option. Capital gains realized will be taxed at a rate of 25%.1 Capital gain derived from the sale of shares is not liable for any social security payments.

In cases where the exercise price per share of a new option is lower than the average closing price of our ordinary share during 30 trading days prior to the date of grant, referred to as “the fair market value,” the excess of the fair market value of a share over the exercise price, referred to below as the Rebate, shall be considered as ordinary income.

Upon the sale of shares received following the exercise of a new option or upon release from the trust, whichever is earlier, the taxable gain shall be taxed in two parts: (1) the Rebate will be taxable as ordinary income and will be liable for social security payments (including national health insurance). Income tax rates will be determined in accordance with the employee’s marginal tax rate (up to 47% in 2008). (2) The difference between (i) the fair market value of an ordinary share on the date such share was sold or released from the trust, as the case may be, and (ii) the exercise price per share of the new option (plus the Rebate) shall be taxable as capital gain at a rate of 25%, provided that the Rebate is not higher than the excess of the fair market value of the underlying share upon date of sale and the exercise price per share of the options plus any selling related expenses incurred by the employee. Capital gain derived from the sale of shares is not liable for any social security payments. To the extent the shares received following the exercise of a new option are sold during the two year period during which the options should be held in trust, the taxable gain will be considered as ordinary income and will be liable for social security payments for both the employer and the employee. Income tax rates will be determined in accordance with the eligible participant’s marginal tax rate (up to 47% in 2008).

Please note that the tax treatment of new options replacing eligible options that are subject to the provisions of Old Section 102 or Section 3(9) may be significantly different, as described above.

The above discussion is based on the current applicable provisions of the Israeli Tax Ordinance, as amended. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in this offer.

14.	EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.

We may at any time and from time to time, extend the period of time during which this offer is open by giving you notice of the extension and making a public announcement of the extension.

Prior to the expiration date, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occur. In order to postpone, we will give notice of the postponement. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw this offer.

We may amend this offer at any time by giving notice of the amendment. If we extend the length of time during which this offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement relating to this offer will be made promptly in a manner reasonably designed to inform option holders of the change.

[1]	The above tax description is a general summary only and does not refer to expenses involved with the exercise of new options and sale of shares or changes in the Israeli Consumer Price Index or currency exchange rates, which may impact the final tax calculation.

If we materially change the terms of this offer or the information about this offer, or if we waive a material condition of this offer, we will promptly notify you of the change. If this offer is scheduled to expire within ten business days from the date we give notice of an increase or decrease of what we will give you in exchange for your options or in the option exercise price that serves as the threshold for options eligible to be exchanged in this offer , we will also extend this offer for a period of ten business days after the date the notice is published.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for asking option holders whether they would like to elect to surrender their eligible options under this offer.

16.	ADDITIONAL INFORMATION.

This offer is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options:

(a)	our Annual Report on Form 20-F for the year ended December 31, 2007, filed with the SEC on June 24, 2008;

(b)	our Report of Foreign Private Issuer on Form 6-K for the month of October 2008, filed with the SEC on October 30, 2008; and

(c)	the description of our ordinary shares contained in Amendment No. 1 to our Registration Statement on Form 8-A, filed with the SEC on March 10, 2000, including any amendments or reports we have filed or will file for the purpose of updating that description.

These filings, our other annual reports, reports of foreign private issuer on Form 6-K, and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov and on our website at www.radvision.com. The file number for our SEC filings is 0-29871.

In addition, these materials may be read at our offices located at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel.

We will also provide without charge to each person to whom we deliver a copy of these materials, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

RADVISION Ltd.
Human Resources
24 Raul Wallenberg Street, Tel Aviv, 69719, Israel
Attn: Dana Maor, VP
Fax: +972-3-7679599
Email: repricing@radvision.com

or by telephoning Dana Maor at +972-3-7679388 between the hours of 9:00 a.m. and 5:00 p.m., Israel time.

As you read the documents listed in this Section, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this offer, you should rely on the statements made in the most recently dated document.

The information contained in this offer should be read together with the information contained in the documents to which we have referred you.

17.	MISCELLANEOUS.

If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, this offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

APPENDIX A

DIRECTORS AND EXECUTIVE OFFICERS OF RADVISION LTD.

The directors and executive officers of RADVISION Ltd., their positions and offices held as of the date of the Offer are set forth below. These individuals are ineligible to participate in this option exchange offer.

DIRECTORS

Name	Age	Position

Zohar Zisapel (1)	59	Chairman of the Board of Directors

Joseph Atsmon (1) (2)	59	Director

Liora Lev (2)	55	Director; General Partner, Ascend Technology Ventures

Joseph Linde (2)	61	Director; General Partner, Jerusalem Global Ventures

Andreas Mattes	47	Director; Executive, Hewlett-Packard

Efraim Wachtel	63	Director; President and Chief Executive Officer RAD Data
		Communication Ltd.

(1)	Member of Option Committee and Compensation Committee of RADVISION Ltd.
(2)	Member of Audit Committee of RADVISION Ltd.

EXECUTIVE AND SENIOR OFFICERS

Boaz Raviv	48	Chief Executive Officer

Eli Doron	55	President

Adi Sfadia	38	Chief Financial Officer

Dana Maor	41	Vice President Human Resources

Rael Kolevsohn	38	Vice President and General Counsel

Zeev Bikowsky	51	General Manager, Networking Business Unit

Avishai Sharlin	41	General Manager, Technology Business Unit

Ilan Givon	49	Vice President Operations

Roberto Giamagli	43	General Manager, Europe, Middle East and Africa

Eitan Livne	45	General Manager, Asia-Pacific

David Ruby	52	General Manager, the Americas